FOR IMMEDIATE RELEASE

RICK’S CABARET INTERNATIONAL, INC. TO ACQUIRE 11 GENTLEMEN’S CLUBS IN A SINGLE TRANSACTION

HOUSTON – (August 9, 2012) – Rick’s Cabaret International, Inc. (NASDAQ:RICK), the publicly traded group of upscale gentlemen’s clubs, said today its new subsidiary Jaguars Acquisitions, Inc. (JAI) and certain other subsidiaries will acquire nine operating locations and two other licensed locations under development in a single transaction. Ten of the clubs are in Texas and the eleventh is in Phoenix, AZ.

The subsidiaries will pay a total of $26 million for the clubs and $10 million for associated real estate, with $4.35 million to be paid in cash upon closing of the transaction and the remainder through seller notes at 9.5 percent interest payable over 12 years. The seller notes may be prepaid after five years.

The locations being purchased are the Jaguars Clubs in Lubbock, Odessa, El Paso, Harlingen, Tye, Edinburg, Beaumont and Longview in Texas plus the Jaguars Club in Phoenix. The clubs to be developed are in Lubbock and Odessa and are expected to open as Rick’s Cabaret locations within a few months of closing the transaction.

“This is a terrific acquisition for us and these outstanding clubs will very quickly begin contributing significantly to our earnings and cash flow with the nine currently operating clubs adding over $15 million in gross revenues and approximately $7 million of Adjusted EBITDA,” said Eric Langan, President and CEO of Rick’s Cabaret International, Inc.

Mr. Langan said the purchase price is well within the cost parameters generally followed by the company when making acquisitions. “We believe cash flow generated by these new clubs will more than cover all debt costs and they will contribute to our overall profitability,” Mr. Langan added.

The purchase agreement provides that in the event the State of Texas seeks to enforce or attempts to collect obligations or liabilities due from Jaguars Clubs under the Texas Patron Tax or "Pole Tax," the promissory note for the clubs will be reduced according to a formula that reduces the purchase price by as much as $6 million.

Closing of the transaction is expected to occur within five days of the issuance of all necessary operating permits and other documents customary for acquisitions of this type.

About Rick’s Cabaret: Rick’s Cabaret International, Inc. (NASDAQ: RICK) is home to upscale adult nightclubs serving primarily businessmen and professionals that offer live entertainment, dining and bar operations. Nightclubs in New York City, Miami, Philadelphia, Charlotte, Dallas/Ft. Worth, Houston, Minneapolis, Indianapolis and other cities as "Rick's Cabaret," "XTC," “Club Onyx” and “Tootsie’s Cabaret” and other brand names. Sexual contact is not permitted at any locations. Rick’s Cabaret also operates a media division, ED Publications, and owns the adult Internet membership Website couplestouch.com as well as a network of online adult auction sites under the flagship URL naughtybids.com. Rick’s Cabaret common stock is traded on NASDAQ under the symbol RICK. For further information contact ir@ricks.com or visit www.ricksinvestor.com. Twitter: @rickscabaret; Facebook: http://www.facebook.com/rickscabaretintl.

Forward-looking Statements: This press release may contain forward-looking statements that involve a number of risks and uncertainties that could cause the company’s actual results to differ materially from those indicated in this press release, including the risks and uncertainties associated with operating and managing an adult business, the business climates in cities where it operates, the success or lack thereof in launching and building the company’s businesses, risks and uncertainties related to the operational and financial results of our Web sites, conditions relevant to real estate transactions, and numerous other factors such as laws governing the operation of adult entertainment businesses, competition and dependence on key personnel. Rick's has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances. For further information visit www.ricksinvestor.com.

Contact: Allan Priaulx, 212-338-0050, allan@ricks.com